Exhibit 99

Press Release

Horizon Offshore Reports Third Quarter Earnings

HOUSTON, Oct. 30 /PRNewswire/ -- Horizon Offshore, Inc. today reported net income for the quarter ended September 30, 2001, of $2.8 million, or $0.12 per share-diluted. This compares with net income of $3.7 million, or $0.19 per share-diluted, for the third quarter of 2000. For the third quarter of 2001, the company reported gross profit of $7.7 million, or 12.6 percent, on contract revenues of $61.0 million, compared with gross profit of $10.3 million, or 18.2 percent, on contract revenues of $56.3 million in 2000.

Horizon also reported net income for the nine months ended September 30, 2001, of $10.3 million, or $0.45 per share-diluted. This compares with net income of $5.0 million, or $0.26 per share-diluted, for the nine months ended September 30, 2000. Gross profit was $30.2 million, or 15.2 percent, on contract revenues of $198.4 million for the first nine months of 2001, and gross profit was $17.9 million, or 16.5 percent, on contract revenues of $108.8 million for the first nine months of 2000.

"To achieve these results for the third quarter and to have remained profitable for six consecutive quarters during a very competitive market place is a reflection of our company's commitment to excel," said Bill J. Lam, president and chief executive officer.

"The exceptional performance of the crews on the Atlantic Horizon, the Gulf Horizon, and the Pearl Horizon, deployed in Mexico, contributed significantly to revenues in the third quarter, as well as throughout the entire year," added Lam.

"During September, we purchased the Sea Horizon, a combination derrick/lay barge. We are currently upgrading and modifying this vessel in Batam, Indonesia, and upon completion it will be the company's largest combination barge, enabling it to perform turnkey projects in remote locations with a single mobilization. The purchase of this vessel represents our entry into Southeast Asia, where we anticipate an increase in construction activity providing opportunities to deliver further profitability. Although the current offshore construction market remains extremely competitive, our deployments into selected international areas continue to elevate our earnings capacity, and we remain clearly focused on the strategies to achieve continued growth," said Lam.

Horizon Offshore provides marine construction services to the offshore oil and gas industry, primarily in the Gulf of Mexico. The company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

     Comparative Tables Follow:

                            Horizon Offshore, Inc.
                     Summary Financial and Operating Data
                                 (Unaudited)
               (In thousands, except share and per share data)

                               Three Months Ended        Nine Months Ended
                                 September 30,             September 30,
                               2001         2000          2001        2000
    Income Statement Data:
    CONTRACT REVENUES        $60,965       $56,286     $198,369    $108,780
    COST OF CONTRACT
     REVENUES                 53,283        46,022      168,179      90,848
      Gross profit             7,682        10,264       30,190      17,932
    SELLING, GENERAL AND
     ADMINISTRATIVE EXPENSES   3,022         2,427       10,127       6,808
      Operating income         4,660         7,837       20,063      11,124
    OTHER:
      Interest expense        (1,317)       (2,052)      (4,375)     (5,644)
      Interest income             76            80          369         232
      Loss on sale of
       fixed assets              ---             6          (22)          6
      Other income (expense)    (360)          (54)        (382)        (43)
    NET INCOME BEFORE INCOME
     TAXES, EXTRAORDINARY
     LOSS AND CUMULATIVE
     EFFECT OF ACCOUNTING
     CHANGE                    3,059         5,817       15,653       5,675
    PROVISION FOR INCOME TAXES   307         2,112        4,810       2,087

    NET INCOME BEFORE
     EXTRAORDINARY LOSS AND
     CUMULATIVE EFFECT OF
     ACCOUNTING CHANGE         2,752         3,705       10,843       3,588
    EXTRAORDINARY LOSS, NET
     OF TAXES OF $306            ---           ---         (568)        ---
    CUMULATIVE EFFECT OF
     ACCOUNTING CHANGE, NET
     OF TAXES OF $745            ---           ---          ---       1,381
    NET INCOME                $2,752        $3,705      $10,275      $4,969

    EARNINGS (LOSS) PER
     SHARE - BASIC:
      NET INCOME BEFORE
       EXTRAORDINARY LOSS AND
       CUMULATIVE EFFECT OF
       ACCOUNTING CHANGE       $0.12         $0.20        $0.49       $0.19
      EXTRAORDINARY LOSS         ---           ---        (0.03)        ---
      CUMULATIVE EFFECT OF
       ACCOUNTING CHANGE         ---           ---          ---        0.07
      NET INCOME - BASIC       $0.12         $0.20        $0.46       $0.26

    EARNINGS (LOSS) PER
     SHARE - DILUTED:
      NET INCOME BEFORE
       EXTRAORDINARY LOSS AND
       CUMULATIVE EFFECT OF
       ACCOUNTING CHANGE       $0.12         $0.19        $0.47       $0.19
      EXTRAORDINARY LOSS         ---           ---        (0.02)        ---
      CUMULATIVE EFFECT OF
       ACCOUNTING CHANGE         ---           ---          ---        0.07
      NET INCOME - DILUTED     $0.12         $0.19        $0.45       $0.26

    SHARES USED IN COMPUTING
     NET INCOME PER
     SHARE - BASIC        23,035,564    18,827,558   22,149,940  18,815,247

    SHARES USED IN COMPUTING
     NET INCOME PER
     SHARE - DILUTED      23,351,441    19,758,322   22,947,230  19,384,844

    Other Non-GAAP
     Financial Data:
    EBITDA (A)                $7,632       $10,766      $28,929     $17,639

    Other Financial Data:
    Depreciation and
     amortization             $3,332        $2,977       $9,270      $6,552

     (A)  The company calculates EBITDA (earnings before interest, income taxes, depreciation and amortization) as net income or loss plus income taxes, net interest expense, depreciation and amortization.
         EBITDA is a supplemental financial measurement used by the company and investors in the marine construction industry in the evaluation of its business.

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